FriendFinder Networks Inc.

6800 Broken Sound Parkway, Suite 200

Boca Raton, Florida 33487

December 16, 2011

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:       Registration Statement on Form S-1

(SEC Registration No. 333-177360) (the "Registration Statement")

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the "Securities Act"), FriendFinder Networks Inc. (the "Company") requests that the effectiveness of the Registration Statement referenced above be accelerated any time prior to 2:00 p.m. on December 19, 2011.

As requested, the Company acknowledges that:

•            should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•            the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•            the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

FRIENDFINDER NETWORKS INC.

/s/ Ezra Shashoua

Ezra Shashoua

Chief Financial Officer

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